CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 17, 2001 relating to the financial statements and financial statement schedule of Constellation Energy Group, which appears in Constellation Energy Group's Annual Report on Form 10-K for the year ended December 31, 2000.



/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
January 23, 2002